Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "**Agreement**") is entered into as of January 26, 2026 (the "**Effective Date**") by and between Bruce Czachor ("**Executive**"), and Stardust Power Inc. (the "**Company**"). The Company and Executive are each sometimes referred to as a "**Party**," and collectively as the "**Parties**."

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept employment with the Company, as the General Counsel, Chief Compliance Officer and Secretary of the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1. "**Board**" means the Board of Directors of the Company.

1.2. "**Cause**" means any of the following: (A) the willful failure by Executive to substantially perform Executive's duties under this Agreement (other than as a result of illness, Disability, or other incapacity);; (B) willful breach of fiduciary duty involving personal benefit; (C) willful breach by Executive of any of the restrictive covenants set forth in Articles V, VI or VII of this Agreement; (D) conviction or guilty plea or plea of nolo contendere of Executive for any misdemeanor involving dishonesty or moral turpitude or any felony; or (E) any other willful conduct that is demonstrably and materially injurious to the Company, its business, or its reputation. For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Except in the case of grounds described in clause (D) above, the Executive shall not be considered to have been terminated for Cause unless the Board has first provided him with (1) written notice setting forth in reasonable detail the alleged conduct constituting grounds for Cause, (2) a reasonable opportunity to meet with the Board (which may be telephonic) and to contest such grounds with counsel of Executive's choosing, and (3) if such grounds are susceptible to cure, a period of at least thirty (30) days within which to effect such cure, and subsequent to such meeting with the Board, a separate vote of the Board in which Executive has been determined to be guilty of such alleged conduct constituting grounds for Cause.

1.3. "**Change in Control**" means the occurrence of any one of the following events:

(a) Any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes after the date hereof the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the Company's outstanding voting securities, excluding (i) voting securities held by or for any founder of the Company and (ii) any securities acquired in connection with a strategic equity investment at the project level;

(b) The consummation of a merger, consolidation, share exchange, recapitalization, or other business combination involving the Company, regardless of whether the shareholders of the Company prior to such transaction retain a majority of the voting power of the surviving or resulting entity, excluding any transaction in which the Company is the acquiror;

(c) The sale, transfer, lease, exchange, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the Company's assets, businesses, or operating units; or

(d) The approval by the Company's shareholders of a plan of complete or substantial liquidation or dissolution of the Company.

1.4. **"COBRA"** means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5. "**Code**" means the Internal Revenue Code of 1986, as amended.

1.6. "**Covered Termination**" means (i) an Involuntary Termination Without Cause or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, neither (x) the termination of Executive's employment as a result of Executive's death or Disability nor (y) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.

1.7. "**Disability**" means Executive's inability (as determined by an independent physician appointed by the Company and reasonably acceptable to Executive or Executive's representatives) due to accident or physical or mental illness, to adequately and fully perform the duties that Executive was performing for the Company when the disability began, with the reasonable expectation, based on the advice of such independent physician, that such inability will continue for at least ninety (90) consecutive days, or for at least one hundred-eighty (180) non-consecutive days during any twelve (12) month period. Any determination made by such independent physician will be final, conclusive, and binding upon the Company, Executive, and their successors in interest.

1.8. "**Good Reason**" means any of the following taken without Executive's written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement, (ii) a material diminution in Executive's duties, title, authority or responsibilities, (iii) a reduction in Executive's Base Salary (unless the annual base salary of all other executive officers is similarly reduced by not more than twenty percent (20%) based on formal Board action), or (iv) the Company requiring Executive to relocate his personal residence, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason under this Agreement. Notwithstanding the foregoing, Executive's resignation shall not constitute a resignation for "Good Reason" as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within sixty (60) days after the Executive's discovery of the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the

Company's receipt of such written notice and (z) the effective date of Executive's resignation for "Good Reason" is not later than ninety (90) days after the discovery of the initial existence of the circumstances constituting Good Reason.

1.9. "**Involuntary Termination Without Cause**" means Executive's dismissal or discharge by the Company other than for Cause or by reason of Executive's death or Disability.

1.10. **"Plan"** means any Stock Incentive Plan of Stardust Power Inc. as may be adopted or amended by the Board from time to time, but in any event adopted subsequent to the date of this Agreement only.

1.11. "**Section 409A**" means Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

1.12. "**Separation from Service**" means Executive's termination of employment constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1. Position and Duties. Subject to terms set forth herein, Executive shall serve in an executive capacity and shall perform such duties and have such authorities as are customarily associated with the position of General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, and such other duties as are reasonably assigned to Executive by the Company's Chief Executive Officer and, or the Board within the scope of his employment with the Company. During the term of Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company's general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2. Term.

(a) The term of this Agreement and the Executive's employment hereunder shall commence on the Effective Date and shall terminate upon the first anniversary of the Effective Date (the "**Term**"); provided that the Term will automatically renew for successive one (1) year periods unless either Party provides the other Party written notice of non-renewal at least thirty (30) days before the end of the then-current Term (a **"Non-Renewal Notice"**).

(b) (1) If the Company delivers a Non-Renewal Notice and Executive remains willing and able to continue employment through the end of the then-current Term, then the expiration of this Agreement at the end of such Term will be treated as an Involuntary Termination Without Cause and a Covered Termination for purposes of Article IV, and Executive will be entitled to the benefits under Section 4.1 (as applicable), subject to Executive's timely execution and non-revocation of the Release of Claims; provided, however, that notwithstanding anything to the contrary, this Subsection (b)(1) will not be effective during the first twelve (12) months following the Effective Date unless and until the Company makes a final investment decision to proceed with

its lithium refinery in Muskogee, Oklahoma (a "Final Investment Decision"). For purposes of this Subsection (b)(1), **"Final Investment Decision"** means both (i) the availability of committed debt and equity financing in sufficient amount to fully finance such project and (ii) the approval by the Company's Board of Directors (or other applicable governing body) of the development and construction of the Company's lithium refinery in Muskogee, Oklahoma, including authorization to commit capital for such project. The Company will provide Executive written notice promptly following the occurrence of a Final Investment Decision.

(2) If Executive delivers a Non-Renewal Notice, the expiration of this Agreement at the end of the then-current Term will not be a Covered Termination for purposes of Article IV.

2.3. Employment at Will. The Company shall have the right to terminate Executive's employment with the Company at any time, with or without Cause, and, in the case of a termination by the Company, with or without prior notice. In addition to Executive's right to resign for Good Reason, Executive shall have the right to resign at any time and for any reason or no reason at all, upon thirty (30) days' advance written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice provided that (i) the Company will continue to pay Executive's Base Salary and continue Executive's benefits (to the extent then provided to Executive) through the original effective date stated in Executive's resignation notice, and (ii) the Company's acceleration of the effective date will be treated as an Involuntary Termination Without Cause for purposes of Article IV if Executive resigns for Good Reason, and otherwise will not affect the characterization of Executive's resignation as voluntary. Upon certain terminations of Executive's employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.

2.4. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any of its affiliates prior to the termination of Executive's employment with the Company or any of its affiliates, any termination of Executive's employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each of its affiliates; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds a direct or indirect/contingent equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such designee or other representative of the Company or any of its affiliates. Executive agrees to take any further reasonable and customary actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing.

2.5. Employment Policies. The employment relationship between the Parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION

3.1. Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annualized base salary of $400,000 ("**Base Salary**"), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase in the sole discretion of the Board or a committee of the Board. Any such increases by the Board or otherwise shall constitute an amendment to this Agreement.

3.2. Annual Bonus. For each calendar year ending during the Term, Executive shall be eligible to receive an annual performance bonus (the "**Annual Bonus**") (i) targeted at seventy-five percent (75%) of Base Salary (the "**Target Bonus**") or such other amount as determined in the sole discretion of the Board or a committee of the Board, (ii) with a maximum Annual Bonus opportunity equal to two hundred percent (200%) of the Target Bonus, (iii) on such terms and conditions determined by the Board or a committee of the Board, and (iv) payable at Company's sole election in cash or shares of the Company's common stock, or some combination of both, provided, however, that any shares of stock issued as part of an Annual Bonus shall vest immediately and not be subject to any restrictions on transfer (other than applicable U.S. federal or state securities law requirements) or any forfeiture or clawback (other than as required by applicable law or rules of the Nasdaq Stock Market or the U.S. Securities and Exchange Commission). The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (i) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board and (ii) subject to Executive's continued employment with the Company through the date the Annual Bonus is paid (except as otherwise provided in Section 4.1). The Annual Bonus for any calendar year will be paid at the same time as bonuses for other Company executives are paid, related annual bonuses generally, but in any event no later than March 15 of the calendar year following the calendar year to which the bonus relates.

3.3. Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time. In addition, upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by Executive during the term of this Agreement and in connection with the performance of the Executive's duties hereunder, including, but not limited to, technology and stationary expenses for a remote office, professional legal dues to maintain bar licenses and bar association memberships, and required continuing legal education fees.

3.4. Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off ("**PTO**") each year as provided from time to time under the Company's PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.

3.5. Equity Awards. Executive will be eligible to receive equity incentive grants as determined by the Board or a committee of the Board in its sole discretion pursuant to the Plan. All equity awards granted to Executive will be subject to the terms and conditions of the Plan and the applicable award agreement approved by the Board or a committee thereof (the "**Award Agreements**").

3.6. Signing Bonus. Subject to Board approval, within thirty (30) days of the Effective Date, the Company shall award and issue to Executive 40,000 shares of common stock of the Company. Such shares shall vest immediately upon issuance and will not be subject to any forfeiture or clawback (other than as required by applicable law or rules of the Nasdaq Stock Market or the U.S. Securities and Exchange Commission.

ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1. Severance Benefits. Upon Executive's termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation. If the termination is due to a Covered Termination, provided that Executive (A) delivers an effective general release of all claims against the Company and its affiliates in a reasonable and customary form provided by the Company to the Executive promptly upon termination, containing restrictions no greater than those set forth in this Agreement (a "**Release of Claims**") that becomes effective and irrevocable within sixty (60) days following the Covered Termination and (B) continues to comply with Articles V through VII of this Agreement in all material respects (and, for any alleged breach that is reasonably susceptible to cure, Executive has cured such breach within ten (10) days after receiving written notice from the Company describing the alleged breach in reasonable detail), Executive shall be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable; provided that the Company will not suspend or withhold any severance payment based on an alleged breach unless the Company has determined in good faith that a material breach has occurred and, if curable, has remained uncured following the applicable cure period.

(a) Covered Termination Not Related to a Change in Control. If Executive's employment terminates due to a Covered Termination which occurs at any time other than during the period beginning three (3) months prior to a Change in Control and ending twelve (12) months after a Change in Control (the "**CIC Protection Period**"), Executive shall receive the following:

(i) An amount equal to the sum of (i) twelve (12) months of Executive's Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive's termination for Good Reason) at the time of Executive's termination of employment, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year.

(ii) Subject to Executive's timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive

and Executive's covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the twelve (12) month anniversary of the date of Executive's termination of employment and (B) the date Executive and Executive's covered dependents, if any, become eligible for healthcare coverage under another employer's plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(iii) Equity Award Treatment. Notwithstanding anything set forth in an Award Agreement or the Plan to the contrary, all equity awards granted to Executive that are outstanding and unvested as of immediately prior to Executive's termination of employment shall become immediately and fully vested as of the date of Executive's termination of employment (with performance-based awards vesting based upon the target level of performance).

(b) Covered Termination Related to a Change in Control. If Executive's employment terminates due to a Covered Termination that occurs during the CIC Protection Period, Executive shall receive the following:

(i) An amount equal to two (2) times the sum of (i) Executive's Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive's termination for Good Reason) at the time of Executive's termination of employment and (ii) Executive's Target Bonus in effect for the year in which Executive's termination of employment occurs,, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year.

(ii) Subject to Executive's timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive's covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the twelve-month anniversary of the date of Executive's termination of employment and (B) the date Executive and Executive's covered dependents, if any, become eligible for healthcare coverage under another employer's plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(iii) Equity Award Treatment. Notwithstanding anything set forth in an Award Agreement or the Plan to the contrary, all equity awards granted to Executive that are outstanding and unvested as of immediately prior to Executive's termination of employment shall become immediately and fully vested as of the date of Executive's termination of employment (with performance-based awards vesting based upon the target level of performance).

4.2. 280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise ("**Payment**") would (a) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "**Excise Tax**"), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or such other accounting firm with similar expertise as designated by the Company before the effective date of the Change in Control, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

4.3. Section 409A. Notwithstanding any provision to the contrary in this Agreement:

(a) All provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, "**Section 409A**") or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) If Executive is deemed at the time of Executive's Separation from Service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive's Separation from Service or (ii) the date of

Executive's death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement with reasonable substantiation, and to the extent that any such reimbursements are deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive's right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(d) For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4. Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

4.5. Equity Coordination. For the avoidance of doubt, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company's equity-based compensation plans shall be subject to the terms of such plans and Executive's equity award agreements with respect thereto; provided, however, that in the event of a conflict between the plans/award agreements and this Agreement in connection with a termination of Executive, the terms of this Agreement shall control and determine the resolution of such conflict.

ARTICLE V
PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS

5.1. Proprietary Information. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are "works made for hire" as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations (as defined below) that Executive solely or jointly Creates (as defined below). "**Company Innovations**" means all Innovations (as defined below), and any associated intellectual property rights, which Executive may solely or jointly Create,

during Executive's employment with the Company, which (i) relate, at the time Created, to the Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. "**Create**" means to create, conceive, reduce to practice, derive, develop or make. "**Innovations**" means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company's expense), during and after Executive's employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights (as defined below), and (iii) in other legal proceedings related to the Company's Innovations. "**Proprietary Rights**" means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive's rights in any invention for which Executive can establish that no trade secret information of the Company was used, and which was developed on Executive's own time, unless the invention relates to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.

5.2. Confidentiality. In the course of Executive's employment with the Company and the performance of Executive's duties on behalf of the Company and its affiliates hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive's receipt and access to such Confidential Information, and as a condition of Executive's employment, Executive shall comply with this Section 5.2

(a) Both during the Term and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive's duties on behalf of the Company or any of its affiliates, Executive shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company or any of its affiliates. The covenants of this Section 5.2(a) shall apply to all Confidential Information, whether now

known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any of its affiliates.

(b) Notwithstanding any provision of Section 5.2(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers or directors of the Company or any of its affiliates who have a need to know or for whom it is appropriate to share the information in connection with the businesses of the Company or any of its affiliates or in connection with performance reviews of employees of the Company;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive's performance of Executive's duties;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in Executive's possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company or any of its affiliates. Within ten (10) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company or otherwise destroyed.

(d) "**<u>Confidential Information</u>**" means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company's premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates' businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their

requirements, the identity of key contacts within customers' organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive's agents; (B) was available to Executive on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual's attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

5.3. Mutual Nondisparagement. Subject to Section 5.2(e) above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company, or any of its respective current or former directors, officers, members, managers, partners, or executives. The Company agrees that it will counsel its senior officers and directors to not make, publish, or communicate any disparaging or defamatory comments regarding Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental

testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company's senior executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company or any of its affiliates.

5.4. Remedies. Executive's and the Company's duties under this Article V shall survive termination of Executive's employment with the Company and the termination of this Agreement. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in this Article V, Section 6.2 and Article VII, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive's obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company's or any of its affiliates' exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.

5.5. Modification. The covenants in this Article V, Section 6.2 and Article VII, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined by an arbitrator or a court of competent jurisdiction in any state that any restriction in this Article V, Section 6.2 and Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VI
OUTSIDE ACTIVITIES

6.1. Other Activities.

(a) Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Chief Executive Officer; provided, however, that Executive shall be permitted to manage personal investments to the extent such investments do not otherwise breach the Company's policies or the terms and conditions of this Agreement or any other agreement between the Executive and the Company.

(b) Executive may (i) engage in charitable, civic, educational, professional, community or industry affairs, and (ii) act as a director or consultant for the companies listed on **Schedule**

6.1(b), so long as the activities described in clauses (i) and (ii) of this Subsection do not materially interfere with the performance of Executive's duties hereunder.

6.2. Competition/Investments. During the term of Executive's employment by the Company, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or then actively conducted) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive's direct holdings in any one such corporation do not, in the aggregate, constitute more than 3% of the voting stock of such corporation. In addition, during the term of Executive's employment by the Company and for the one (1) year period thereafter, in order to protect the Company's legitimate business interests, including the value of the Company's confidential information, trade secrets, goodwill and training, which Executive acknowledges and agrees Executive has received and will continue to receive, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by Executive to (a) engage in a Competitive Business (as defined below) within the Non-Compete Area (as defined below), in a role that is the same as or substantially similar to Executive's role for the Company or that would reasonably be expected to result in the use or disclosure of the Company's Confidential Information; or (b) take any action to circumvent or usurp any corporate opportunity of the Company that Executive became aware of through Executive's performance of services for the Company. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6.2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

For purposes of this Section, "**Competitive Business**" means the development, manufacture, marketing, or sale of lithium processing, lithium refining, lithium chemical production, or other products or services that are the same as, or substantially similar to, the products or services that the Company actually develops, manufactures, markets, sells, or has under active development (as evidenced by Board-approved written plans) as of the date of Executive's termination of employment. **"Non-Compete Area"** means the United States of America; provided that if Executive's primary work location is outside the United States during the twelve (12) months immediately preceding termination, then "Non-Compete Area" means the country in which Executive's primary work location is located.

6.3. Notwithstanding anything to the contrary in this Agreement, the post-termination restrictions in this Section 6.2 will apply only for so long as the Company timely pays the severance benefits (if any) owed to Executive under Article IV and will immediately cease to

apply if the Company materially breaches its payment obligations under Article IV and fails to cure such breach within ten (10) days after written notice from Executive.

6.4. Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that relate to Executive's actual or prior areas of responsibility or knowledge. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of the Company or any of its affiliates), that relates to Executive's actual or prior areas of responsibility or knowledge.

ARTICLE VII
NONINTERFERENCE

Executive shall not, during the term of Executive's employment by the Company and, solely with respect to clause (ii) below, for twelve (12) months thereafter, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture member, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce, attempt to solicit any of (i) its customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (ii) its officers or employees or offer employment to any person who is an officer or employee of the Company; *provided, however*, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VII. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by such court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VIII
GENERAL PROVISIONS

8.1. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed on the Company's books and records.

8.2. Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

8.3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable

law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.4. Clawback. Other than the amounts payable under Section 3.6, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to Executive, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and each of its affiliates reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided that no such clawback policy or procedure will apply to the shares issued under Section 3.6 except to the extent required by applicable law or rules of the Nasdaq Stock Market or the U.S. Securities and Exchange Commission.

8.5. Waiver. Any waiver of this Agreement must be executed by the party to be bound by such waiver. If either Party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time.

8.6. Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof, including, but not limited to, the Prior Employment Agreement, which shall be terminated and of no further force or effect following the Effective Date. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.

8.7. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.

8.8. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive's rights or delegate Executive's duties or obligations hereunder without the prior written consent of the Company.

8.10. Effect of Termination. The provisions of Section 2.4 and Articles IV, V, VII and VIII and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

8.11. Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive's obligations under Sections 2.4 and 8.13 and Articles V, VI and VII, and shall be entitled to enforce such obligations as if a party hereto.

8.12. Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by counsel in connection with the negotiation of this Agreement, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive's own judgment.

8.13. Mutual Agreement to Arbitrate; Covered Claims.

(a) The Company and Executive agree that, except as expressly provided in Subsection (b) of this Section (Excluded Matters), any and all claims, disputes, or controversies between the Parties, whether based in contract, tort, statute, regulation, ordinance, or common law, that arise out of or relate to: (i) recruitment or hiring; (ii) employment or the terms and conditions of employment; (iii) compensation, bonuses, commissions, equity, or benefits; (iv) leaves of absence or accommodation; (v) discipline or termination of employment; or (vi) any other aspect of the Parties' relationship (collectively, "**Covered Claims**"), will be resolved exclusively by final and binding arbitration and not by a court.

(b) Federal Arbitration Act; Interstate Commerce. The Parties agree that this arbitration clause is made under, will be governed by, and will be enforceable under the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the "**FAA**"). The Parties acknowledge that the employment relationship involves interstate commerce and that the FAA applies.

(c) Excluded Matters; Permitted Court Actions. This arbitration clause does not require arbitration of: (i) claims for workers' compensation, state disability insurance, or unemployment insurance benefits; (ii) claims that, as a matter of applicable law, cannot be subject to mandatory arbitration; and (iii) claims within the jurisdiction of a small claims court, to the extent permitted by law and within that court's jurisdictional limits. In addition, either Party may seek temporary, preliminary, or emergency injunctive relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm (including to protect trade secrets, Confidential Information, or intellectual property) pending completion of the arbitration. Any such court action will not be deemed a waiver of the right to arbitrate Covered Claims.

(d) Arbitration Administration and Rules; Arbitrator Selection. The arbitration will be administered by JAMS and conducted under the JAMS Employment Arbitration Rules and Procedures in effect when the arbitration is initiated (the "**JAMS Rules**"), as modified by this clause. The arbitrator will be a neutral arbitrator selected and appointed by JAMS pursuant to the JAMS Rules. Unless the Parties agree otherwise, the arbitrator will be a licensed attorney in good standing with at least ten (10) years of experience in employment law. If JAMS is unavailable or

declines to administer the arbitration, the Parties will meet and confer in good faith to select an alternative administrator. If the Parties do not agree within fifteen (15) days, either Party may request that a court appoint an administrator and/or arbitrator under the FAA, and the arbitration will proceed as nearly as practicable under the terms of this Subsection.

(e) Arbitration Governing Law (Merits); FAA Prevails for Arbitration Enforcement. Except to the extent preempted by the FAA, the arbitrator will apply the substantive law of the State of New York (without regard to conflict-of-laws rules) to the merits of any Covered Claim. The FAA will govern all issues concerning the existence, validity, enforceability, interpretation, and scope of this arbitration clause and the Parties' agreement to arbitrate.

(f) Arbitration Procedure; Relationship to New York Civil Practice Rules. The arbitration will be conducted in accordance with the JAMS Rules, as modified by this clause. The Parties acknowledge that arbitration is not a court proceeding and that the New York Civil Practice Law and Rules ("**NY CPLR**") do not apply as a matter of right. Notwithstanding the foregoing, the arbitrator will: (i) permit reasonable document requests and depositions consistent with the JAMS Rules and the needs of the case; and (ii) permit dispositive motions (including motions to dismiss and motions for summary judgment) applying standards substantially similar to those that would apply in a New York state court under the NY CPLR, to the extent the arbitrator determines doing so will promote efficiency and fairness.

(g) Pre-Arbitration Notice and Informal Resolution. Before initiating arbitration, the Party asserting a claim will provide the other Party with written notice describing the claim and the relief sought ("**Notice of Dispute**"). The Parties will make a good faith effort to resolve the dispute informally for at least thirty (30) days after receipt of the Notice of Dispute. The statute of limitations and any filing deadlines applicable to the dispute will be tolled during this 30-day period. Either Party may initiate arbitration after the 30-day period expires (or earlier if necessary to preserve a claim due to an impending limitations deadline).

(h) Arbitration Location; Hearing Format. Unless the Parties agree otherwise, the arbitration hearing will be held in THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK. The arbitrator may permit remote appearances or conduct the hearing by videoconference if appropriate and consistent with the JAMS Rules.

(i) Class, Collective, Representative, and Private Attorney General Action Waiver; Severability. To the fullest extent permitted by law, the Parties agree that arbitration will be conducted only on an individual basis. The arbitrator may not consolidate claims or preside over any form of class, collective, representative, or private attorney general action. If a court of competent jurisdiction issues a final, non-appealable determination that this Subsection is unenforceable as to a particular type of claim and that the unenforceability cannot be cured by severance or interpretation, then that claim (and only that claim) will be litigated in court, and all other Covered Claims will remain subject to arbitration.

(j) Authority; Remedies; Reasoned Award. The arbitrator will apply applicable substantive law and statutes of limitation. The arbitrator may award any relief that would have been available in court for the claim(s) asserted, including injunctive relief and attorneys' fees and

costs where authorized by statute or contract. The arbitrator will issue a written, reasoned award and judgment may be entered on the award in any court of competent jurisdiction.

(k) Arbitration Fees and Costs (Employment-Standard Allocation). The Company will pay the arbitrator's fees and JAMS administrative fees, and any other arbitration-specific costs, except that Executive will pay an amount equal to the filing fee that Executive would have been required to pay to file the action in a New York state court of competent jurisdiction, unless applicable law requires a lower amount or no fee. Each Party will pay its own attorneys' fees and costs, except where a statute or contract provides otherwise, in which case the arbitrator will apply that law (including any fee-shifting standards).

(l) Confidentiality. The Parties will maintain the confidentiality of the arbitration proceeding to the maximum extent permitted by law. This does not prohibit disclosures (i) to a Party's attorneys and advisors who have a need to know and are bound by confidentiality obligations; (ii) necessary to investigate, prepare, or present claims or defenses in arbitration; (iii) to comply with lawful process or governmental requests; or (iv) to enforce, confirm, vacate, or modify any arbitral award.

(m) Survival; Entire Agreement on Arbitration. This arbitration clause will survive the termination of Executive's employment and the expiration or termination of this Agreement. This clause is the Parties' complete agreement regarding the arbitration of Covered Claims and may be modified only by a written agreement signed by both Parties.

8.14 Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY UNDERSTANDS AND AGREES THAT, BY ENTERING INTO THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY AND THE RIGHT TO BRING COVERED CLAIMS IN COURT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.13.

8.15 Governing Law and Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New York without regard to the conflicts of law provisions thereof, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the arbitration provisions of Section 8.13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the County of New York in the State of New York.

[Signature page follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

STARDUST POWER INC.

Signed by:
Roshan Pujari
86BE386943704AC...

Name: Roshan Pujari
Title: Chief Executive Officer

Accepted and Agreed:

DocuSigned by:
Bruce Czachor
B22272189DD94EF...

Bruce Czachor

[Signature page to Executive Employment Agreement for Bruce Czachor]

SCHEDULE 6.1(b)

List of Permitted Directorships and Consulting Arrangements

1. Director of Vinland Lithium Inc. (TSXV: VLD)
2. Consultant to Johnson Energy Solutions, Inc. (private company)

   1.